Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) dated November 16, 2007 pertaining to the COMSYS IT Partners, Inc. 2004 Stock Incentive Plan, as Amended and Restated Effective April 13, 2007 of our reports dated March 8, 2007, with respect to the consolidated financial statements and schedule of COMSYS IT Partners, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006 and COMSYS IT Partners, Inc. management’s assessment of the effectiveness of internal controls over financial reporting and the effectiveness of internal control over financial reporting of COMSYS IT Partners, Inc, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Phoenix, AZ
November 14, 2007